Calculation of Filing Fee Tables
S-8
QuidelOrtho Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.001 per share ("Common Stock"), to be issued under the QuidelOrtho Corporation 2026 Inducement Plan	457(a)	1,000,000	$ 16.41	$ 16,410,000.00	0.0001381	$ 2,266.22
Total Offering Amounts:						$ 16,410,000.00		$ 2,266.22
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,266.22
Offering Note
[1]	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 also includes additional shares of Common Stock in respect of the securities identified in the above table that may become issuable as a result of adjustments for stock splits, stock dividends and similar transactions pursuant to the terms of the QuidelOrtho Corporation 2026 Inducement Plan. Estimated solely for purposes of calculating the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the shares of Common Stock of QuidelOrtho Corporation on the Nasdaq Stock Market on July 8, 2026, within five business days prior to filing.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources